EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record Second Quarter EPS of $0.40 versus $0.11 Last Year;
Comparable Store Sales Increase 12.7% and Total Sales Rise 22.8%

Warrendale, PA, August 12, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the second quarter ended July 31, 2004.  Management also stated that the strong sales momentum has continued into August.  At this time the Company is comfortable with the current third quarter First Call mean estimate of $0.47 per share.

Second Quarter Ended July 31, 2004

  Total sales increased 22.8% to $413.8 million from $337.1 million for the quarter ended August 2, 2003.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 12.7% when compared to the corresponding period last year.
  Gross profit as a percent to sales increased to 39.7% from 33.0% last year due primarily to an improvement in merchandise margins.
  Operating income for the quarter increased to $47.9 million, or 11.6% as a percent to sales, from $12.6 million, or 3.7% as a percent to sales last year.
  Net income for the quarter increased to $29.6 million, or $0.40 per share on a diluted basis, from net income of $8.1 million, or $0.11 per share on a diluted basis last year.

Year-to-Date for the Six Months Ended July 31, 2004

  Total sales increased 21.4% to $763.8 million from $628.9 million for the six months ended August 2, 2003.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 11.1% when compared to the corresponding period last year.
  Gross profit as a percent to sales increased to 41.1% from 34.5% last year due primarily to an improvement in merchandise margins.
  Operating income for the period increased to $87.9 million, or 11.5% as a percent to sales, from $22.3 million, or 3.5% as a percent to sales last year.
  Net income for the period increased to $54.7 million, or $0.74 per share on a diluted basis, from net income of $14.5 million, or $0.20 per share on a diluted basis last year.

* * * *

At 9:00 a.m. EST, on August 12, 2004, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning August 12th at 1:00 p.m. EST through August 26th. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #9047190. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 758 AE stores in 49 states, the District of Columbia and Puerto Rico, 68 AE stores in Canada, and 107 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that our third quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	(Unaudited)		(Unaudited)
	July 31, 2004	January 31, 2004	August 2, 2003
ASSETS
Cash, cash equivalents and short-term investments	$332,611	$337,812	$208,966
Merchandise inventory	169,840	120,586	159,036
Other current assets	86,067	67,225	73,815
Total current assets	588,518	525,623	441,817
Property and equipment, net	299,115	278,689	277,619
Goodwill, net	10,136	10,136	23,614
Other assets, net	53,103	50,623	30,934
Total Assets	$950,872	$865,071	$773,984

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$70,732	$71,330	$64,525
Accrued compensation and payroll taxes	26,415	14,409	17,762
Accrued rent	29,984	30,985	27,874
Accrued income and other taxes	18,640	28,669	14,852
Unredeemed stored value cards and gift certificates	15,388	25,785	13,593
Current portion of note payable	4,832	4,832	4,593
Other current liabilities	15,661	13,025	10,103
Total current liabilities	181,652	189,035	153,302
Note payable	11,469	13,874	15,100
Other non-current liabilities	21,475	18,492	9,752
Total non-current liabilities	32,944	32,366	24,852
Total stockholders' equity	736,276	643,670	595,830
Total Liabilities and Stockholders' Equity	$950,872	$865,071	$773,984

Current Ratio	3.24	2.78	2.88

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Net sales	$413,777	$337,055	$763,802	$628,913
Cost of sales, including certain buying,
occupancy and warehousing expenses	249,485	225,866	449,641	411,736
Gross profit	164,292	111,189	314,161	217,177
Selling, general and administrative expenses	100,742	84,826	195,922	167,682
Depreciation and amortization	15,684	13,763	30,306	27,179
Operating income	47,866	12,600	87,933	22,316
Other income, net	520	514	1,497	1,155
Income before income taxes	48,386	13,114	89,430	23,471
Provision for income taxes	18,762	5,010	34,699	8,964
Net income	$29,624	$8,104	$54,731	$14,507

Basic income per common share	$0.41	$0.11	$0.76	$0.20
Diluted income per common share	$0.40	$0.11	$0.74	$0.20

Weighted average common shares outstanding - basic	72,251	71,085	71,878	71,071
Weighted average common shares outstanding - diluted	74,164	72,380	73,692	72,175

Total gross square footage at end of period:

American Eagle Outfitters Stores	4,390,790	4,009,727
Bluenotes/Thriftys Stores	348,306	354,206

Store count at end of period:

American Eagle Outfitters Stores	825	776
Bluenotes/Thriftys Stores	107	111